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Date Executive First Received this Agreement: April 24, 2008

Separation and General Release Agreement

     This Separation and General Release Agreement (the “Agreement”) is made as of this 9th day of May, 2008 by and among Fuel Systems Solutions, Inc. (referred to throughout this Agreement as the “Company”) and Thomas M. Costales (“Executive,” and together with the Company, the “Parties”).

     WHEREAS, Executive has been employed by the Company as an “at will” employee under terms set forth in that certain “Employment Offer Letter” dated May 12, 2005 (the “Executive Employment Letter”); and

     WHEREAS, Executive’s employment with the Company has ended by agreement of the Parties (the “Separation”) effective as of May 9, 2008 (the “Separation Date”); and

     WHEREAS, the Parties’ rights and obligations with respect to Executive’s equity interests in the Company are set forth in the Fuel Systems Solutions, Inc. Restricted Stock Agreement referenced in Exhibit A (the “Equity Plans”); and

     WHEREAS, the Parties’ rights and obligations with respect to certain amounts contributed under the Company’s 401(k) Plan are referenced on Exhibit A (the “401(k) Plan”); and

     WHEREAS, the Parties’ rights and obligations with respect to certain amounts of deferred compensation of the Executive are set forth in the Nonqualified Deferred Compensation Plan Basic Plan Document and Adoption Agreement referenced in Exhibit A (the “Deferred Compensation Plan” and together with the 401(k) Plan and the Equity Plans, the “Plans”); and

     WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

     NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

     1. Acknowledgment of Separation. The Parties acknowledge and agree that the Separation is effective as of May 9, 2008.

     2. Resignation of Office. Effective as of the Separation Date, Executive voluntarily resigns his position as Chief Financial Officer of the Company, and from any and all other offices or board positions which he holds at the Company or any of its subsidiaries.

     3. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges and agrees that certain of the obligations created and payments made to him by

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the Company under this Agreement are promises and payments to which he is not otherwise entitled under any law or contract.

4.	Payments Upon and After the Separation.

(a) Final Pay. Within 72 hours following the Separation Date as required by law, Executive shall receive a lump sum payment of all then-outstanding final wages and accrued unused vacation, minus applicable federal, state and local tax withholdings, for services performed for the Company through and including the Separation Date.

     (b) Severance Benefits. Upon the effectuation of this Agreement as required by Section 15 hereof, Executive (his heirs or assigns) shall become entitled to receive the severance benefits described below in Sections 4(b)(i) through 4(b)(iv) (the “Severance Benefits”). The payment or provision of such benefits by the Company shall not represent any admission or concession by the Company that such benefits are owed to Executive under any agreement or obligation that might be asserted by or on behalf of Executive:

     (i) Severance Pay. Upon the effectuation of this Agreement as required by Section 15 hereof, the Company shall pay severance to the Executive in the lump sum total $335,000, subject to all applicable tax and other withholdings.

     (ii) COBRA and COBRA Premium Payments. Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U. S. Internal Revenue Code of 1986, as amended (the “Code”), Executive shall be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company

(“COBRA coverage”). The Company shall provide Executive with the appropriate COBRA coverage notice and election form for this purpose. If he elects COBRA coverage, the Company shall pay 100% of Executive’s (and his permitted dependents’) health insurance premiums under COBRA plus any administrative fee, for up to six months following the Separation Date; provided, however, that Executive shall notify the Company within two weeks of any change in his circumstances that would warrant discontinuation of his COBRA coverage and benefits (including but not limited to Executive’s receipt of group medical benefits from any other employer). The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents shall be determined in accordance with Section 4980B of the Code.

     (iii) Acceleration of Benefits. Executive shall be entitled to the acceleration of his benefits under the Equity Plans, in each case as set forth on Exhibit A.

     (iv) Legal Fees. The Company shall reimburse Executive for legal fees actually incurred and documented in connection with the negotiation of this Agreement, up to a maximum of $10,000.

5.	Confidential Information; Non-Solicitation.

(a) Confidential Information. Executive acknowledges that the information, observations and data obtained by him concerning the business and affairs of the Company during the course of his employment with the Company, or that may be obtained in

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connection with his assistance and cooperation with the Company as set forth in Section 11 of this Agreement, is the property of the Company. For purposes of this Agreement, “Confidential Information” is defined to mean any and all information, in any form or medium, written or oral, concerning or relating to the Company and any of its direct or indirect subsidiaries or joint ventures (whether prepared by the Company or otherwise, and irrespective of the form or means of communication and whether it is labeled or otherwise identified as confidential), including without limitation all oral and written information relating to financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, research and development, market data, trade secrets, know-how, patent applications that have not been published, technology and other confidential information and intellectual property of the Company or any direct or indirect subsidiaries or joint ventures. Executive agrees that he will not, directly, willfully or negligently disclose to any unauthorized person or use for his own account any Confidential Information without the Company’s written consent, unless, and to the extent, that (i) the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act, or (ii) he is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event Executive shall reasonably cooperate with the Company in connection with any action by the Company to limit or suppress such disclosure. Executive represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he, directly, willfully or negligently disclosed Confidential Information to any unauthorized person or used such Confidential Information for his own purposes or benefit. Executive acknowledges his understanding of his Employee Invention and Confidential Information Agreement executed January 16, 2006 and of the Company's No Harassment/Discrimination Policy confirmed January 16, 2006.

     (b) Non-Solicitation. Executive acknowledges that the employees of the Company and its subsidiaries are a key component to the success of the Company and that the preservation of the employee base of the Company and its subsidiaries is critical to, among other things, the prospects of the Company. Consequently, Executive has agreed to the following non-solicitation and non-hire provisions. Executive agrees that, for a period of two years from the date hereof, he shall not (A) solicit any individual who is an employee of the Company or any of its subsidiaries (as of the date hereof or at any time hereafter) to leave his or her employment with the Company or any of its subsidiaries or (B) hire or otherwise engage any individual who is an employee of the Company or any of its subsidiaries (as of the date hereof or at any time hereafter).

6.	General Release and Waiver.

(a) General Mutual Release. Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and fully and forever releases, acquits and discharges the Company, together with its subsidiaries and affiliates, and each of their respective past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities,

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obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, that relate in any way to his employment with the Company, through and including the execution and delivery by Executive of this Agreement (but not including the Company’s performance under this Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

     (i) Executive’s application for and employment with the Company, his being an officer or employee of the Company, or the Separation;

     (ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

     (iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

     (iv) any federal, state or local statute, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1987, as amended.

     (v) Limitation on Waiver. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive is not waiving his right to file for unemployment (which the Company will not contest), seek indemnification from the Company pursuant to Section 8 hereunder, or file any claim based on events or circumstances occurring after his execution of this Agreement.

     (vi) Mutuality. The Company, for and on behalf of itself and each of its Releasees, to the maximum extent permitted by law, hereby fully and forever releases, acquits and discharges Executive from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, that relate in any way to his employment with the Company, through and including the execution and delivery by Executive of this Agreement (but not including Executive’s performance under this Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon: (A) the Separation; (B) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract; (C) any alleged misrepresentation, defamation or interference with contract; or, (D) any federal, state or local statute, ordinance or regulation.

     (b) Acknowledgment of Waiver; Disclaimer of Benefits. Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation,

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reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.

Notwithstanding the foregoing, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of any such charge or investigation.

     (c) Effect of Release and Waiver. Each of the Parties understands and intends that this Section 6 constitutes a general release of all claims except as otherwise provided in Section 6(a) and (b) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

     (d) Waiver of Unknown Claims. Each Party expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Party understands the significance of his or its release of unknown claims and his or its waiver of statutory protection against a release of unknown claims and accordingly, each Party expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

7. Executive’s Representations and Covenants Regarding Actions.

Executive represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Agreement has he knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company. Executive further represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 6(a) above; and, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Releasees or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

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     8. Indemnification of Executive. The Company acknowledges its continuing obligation to indemnify Executive under California Labor Code Section 2802, the Company’s Bylaws in connection with his employment with the Company, and any applicable Directors and Officers liability insurance plan or policy.

9.	No Disparaging Remarks; Employment References.

(a) By Executive. Executive hereby covenants to each of the Releasees and agrees that he shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Releasees, or any of their products, services, businesses, reputation, goodwill or activities.

     (b) By the Company. The Company hereby covenants that its officers and directors (while serving in such capacities) will not, directly or indirectly, make or solicit, or encourage others to make or solicit, any disparaging remarks concerning Executive. The Company will direct all requests for employment verification or reference concerning Executive only to its Director of Human Resources, and such person (or his or her designee) will provide the inquiring party only with Executive’s dates of employment and job title, and will further state that this is in accordance with the Company’s policy.

     10. No Conflict of Interest. Executive hereby covenants and agrees that he shall not incur any obligation or commitment that would be in conflict with his obligations under Sections 5, 6 or 9 of this Agreement or which could cause any of his representations or warranties in Section 7 to be untrue or inaccurate.

11.	Assistance, Cooperation, Future Litigation.

(a) Executive’s Business Assistance and Cooperation. Executive shall make himself reasonably available to assist and cooperate with the Company in connection with any internal and/or independent review of the Company’s financial policies, procedures and activities in respect of all periods during which Executive was employed by the Company. Except as set forth in Section 11(b) below, to the extent that Executive provides any services to the Company following the Separation Date, the Company shall pay Executive for such assistance and cooperation a consulting fee at the rate of $200 per hour. Any travel time shall be compensated at 50% of this hourly rate unless Executive is actively working during such travel time.

     (b) Executive’s Litigation Assistance and Cooperation. Executive acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company, and/or the other Releasees. Executive hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings. Executive further covenants and agrees, upon prior notice, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Releasees and with its or their respective attorneys and advisors in connection with any such litigation or administrative proceeding. Executive shall not be compensated for any of his time spent testifying or preparing to testify in any dispute involving the Company or any Company Releasee in litigation,

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arbitration, government or any other administrative proceeding, but otherwise shall receive consulting fees pursuant to Section 11(a) above. The Company warrants and represents to Executive that, as of the date of its execution of this Agreement, it is unaware of any pending or threatened proceeding that would require his assistance and cooperation as set forth in this Section 11(b). The Company will promptly notify Executive of any such pending or threatened proceeding. The Company will make all reasonable efforts to insure that such assistance and cooperation provided by Executive will not materially interfere with Executive’s employment and business responsibilities.

     (c) Executive’s Expenses. Executive shall be entitled to reimbursement of any reasonable, pre-approved out-of-pocket expenses for travel, lodging, meals and other transportation incurred by him in relation to any cooperation supplied by Executive as described in this Section 11.

     (d) Executive Litigation. In the event that Executive is sued in connection with his employment by the Company or is required to provide testimony or documents in connection with any legal proceeding or investigation related to his employment with the Company, the Company shall pay for an attorney of Executive’s choosing to represent him in connection with such matters, provided that such attorney must be approved by the Company (which approval shall be based on the qualifications of the attorney and shall not be unreasonably withheld). The Company shall retain the right to require joint representation of the Company and Executive in any matter in which both are parties, provided and so long as the respective interests of the Company and Executive are aligned. If an attorney selected solely by Executive (at his cost) determines in good faith after consultation with the Company’s counsel that an actual or potential conflict exists with respect to such joint representation, then separate counsel (approved by the Company, which approval shall be based on the qualifications of the attorney and shall not be unreasonably withheld) shall be selected by Executive, and the Company shall reimburse Executive for the reasonable fees and costs generated by such separate representation. The Company shall retain the right at all times, in its sole discretion, to settle any disputes in which it is a party.

     12. Confidentiality. Executive understands that the Company will file a copy of this Agreement with the Securities and Exchange Commission (the “SEC”) pursuant to the SEC’s rules and regulations. Except as required by law, the Parties agree that they will not discuss the circumstances of this Agreement with any employee of the Company; provided, however, that the Company may disclose the terms and conditions of this Agreement as the Company deems necessary to its officers, employees, board of directors, insurers, attorneys, accountants and state and federal tax authorities.

13.	Return of Corporate Property; Conveyance of Information.

(a) Company Property. Upon his Separation, Executive hereby covenants and agrees to immediately return all documents, keys, credit cards (without further use thereof), and all other items which are the property of the Company and/or which contain Confidential Information; and, in the case of documents, to return any and all materials of any kind and in whatever medium evidenced, including, without limitation, all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

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     (b) Information. Executive hereby acknowledges and affirms that he possesses intellectual information regarding the Company and their businesses, operations, and customer relationships. In addition to the obligation to turn over any physical embodiment of such information as defined in the Federal Rules of Civil Procedure and pursuant to Section 13(a), above, and to keep such information strictly confidential pursuant to Section 5, above, Executive agrees to make himself available from time to time at the Company’s request (during normal business hours and with reasonable prior notice) to discuss and disseminate such information and to otherwise cooperate with the Company’s efforts relating thereto.

     14. Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements and obligations hereunder, monetary damages would be inadequate to compensate the Releasees or any of them.

Accordingly, in addition to other remedies which may be available to the Releasees hereunder or otherwise at law or in equity, any Releasee shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Further, in the event of a breach by either Party, the breaching Party shall be required to pay all legal fees and costs in accordance with California Civil Code Section 1717 and other applicable law. Should any provision hereof be adjudged to any extent invalid by any tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

     15. Acknowledgment of Voluntary Agreement; ADEA Compliance. Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA. Executive understands that he may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”) he shall have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder shall become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company on or before the last day of the Revocation Period.

     16. Complete Agreement; Inconsistencies. This Agreement, including the Executive Employment Letter and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 6 hereof.

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     17. No Strict Construction. The language used in this Agreement shall be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction shall be applied against any Party.

     18. Non-Admission. Nothing herein shall be deemed or construed to represent an admission by the Company or the Releasees of any violation of law or other wrongdoing with respect to Executive.

     19. Third Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Executive’s heirs or assigns also are intended third-party beneficiaries with respect to the payments set forth in Section 4 of this Agreement in the event of Executive’s death, and this Agreement may be enforced by each of them in accordance with the terms of that Section 4 in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any Person other than the Parties, and no such other Person shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and the Executive, on the other hand.

     20. Tax Withholdings. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

     21. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and any future disputes between the Company and Executive shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of California. In furtherance of the foregoing, the internal law of the State of California shall control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

     22. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

     23. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute

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one and the same agreement. It is not necessary that the Company sign this Agreement for it to become binding upon the Company and Executive.

     24. Successors and Assigns. The Parties’ obligations hereunder shall be binding upon their successors and assigns. The Parties’ rights and the rights of the other Releasees shall inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. In the event that the Company are dissolved, all obligations of the Company under this Agreement shall be provided for in accordance with applicable law.

     25. Amendments and Waivers. No amendment to or waiver of this Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.

     26. Headings. The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

     27. Disputes. Subject to the terms of, and any exceptions provided in, this Agreement, any controversy or claim (including all claims pursuant to common and statutory law) between Executive and the Company, including without limitation, all controversies and claims relating to this Agreement or arising out of or relating to the subject matter of this Agreement, Executive’s employment with the Company, and/or Executive’s termination or resignation from employment with the Company, regardless of whether the employment termination or resignation is voluntary, involuntary, for cause, or not for cause (“Disputes”), will be resolved exclusively through binding arbitration. The Parties hereto each waive the right to a jury trial and each waive the right to adjudicate their Disputes outside the arbitration forum provided for in this Agreement, except as otherwise provided in this Agreement or required by applicable law. Such arbitrations will be conducted by and in accordance with the rules of the JAMS arbitration service (“JAMS”). The arbitration will be held in Santa Ana, California by a local arbitrator appointed by JAMS, unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 27 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another Party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. The fees and expenses of the arbitrator will be borne by the Company subject to any rules of the selected arbitration service that permit the arbitrator in his or her discretion to require any one or more of the Parties to bear all or any portion of the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator will be granted and will be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the Dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise. As to Disputes not relating to Employment Laws, the arbitrator will have the authority to award any remedy or relief that a Court of the State of California could order or grant. The decision and award of the arbitrator will be in

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writing and copies thereof will be delivered to each Party. The decision and award of the arbitrator will be binding on all Parties. In rendering such decision and award, the arbitrator will not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding will promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order. Both during and after the entire arbitration process as contemplated herein, the arbitration itself and information and discovery disclosed in the arbitration process (“Arbitration Information”) shall be maintained in strictest confidence by the Parties and their counsel and by the authorized Party to whom Arbitration Information is disclosed. Arbitration Information may be used, possessed, and disclosed only as allowed in this Agreement, and only for the purposes of arbitration and related proceedings pursuant to this Agreement, and for no other purpose whatsoever. Accordingly, without limitation, Arbitration Information may not be disclosed: (1) to any judicial, governmental, regulatory, administrative, arbitral, corporate, or other entity not administering arbitration under this Agreement; (2) to any member of the general public; or (3) to the media; provided, however, that Arbitration Information may be disclosed to (A) the arbitration Parties and their respective advisors, consultants and experts (and such Parties’ authorized employees and agents); (B) the arbitrator and arbitration administrator (and their authorized staffs); (C) fact witnesses reasonably expected to offer relevant evidence in an arbitration proceeding, and (D) a court of competent jurisdiction in an action to enforce arbitration or an arbitration order under this Agreement, or as otherwise ordered by a court of competent jurisdiction. The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials, and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party. The consideration for this Agreement includes the Parties’ mutual agreement to arbitrate their Disputes. This Section 27 shall be construed and enforced under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

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     IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Agreement.

READ CAREFULLY BEFORE SIGNING

I have read this Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Releasees or any of them.

DATED:__May 9, 2008_______________				By:____/s/Thomas M. Costales__________
Thomas M. Costales

* * * * * * * * * * * * * * * *	*	*	*	* * * * * * * * * * * * * * * * *

DATED:__May 9, 2008_______________				By:____/s/Mariano Costamagna__________
Fuel Systems Solutions, Inc.
Mariano Costamagna
Chief Executive Officer

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Exhibit A PLANS

Equity Plans:

279 shares of vested restricted stock as of April 24, 2008

838 shares of unvested restricted stock as of April 24, 2008 (that will accelerate and vest on the Separation Date)

Deferred Compensation Plan: $22,147.49 Employer Contributions (fully vested as of the Separation Date) (amount as reflected in Executive’s account as of April 24, 2008 — amount may fluctuate based on value of underlying investments) $77,286.46 Executive Contributions (amount as reflected in Executive’s account as of April 24, 2008 — amount may fluctuate based on value of underlying investments)

401(k) Plan:
$12,562.52	Employer Contributions (amount as reflected in Executive's account as of April
	24,	2008	—	amount may fluctuate based on value of underlying investments)
$65,315.46	Executive Contributions (amount as reflected in Executive's account as of April
	24,	2008	—	amount may fluctuate based on value of underlying investments)

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